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                                                                EXHIBIT (10) (v)











                            DELPHI AUTOMOTIVE SYSTEMS
                                   CORPORATION

                                     DELPHI
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM



















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                                     DELPHI

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM


SECTION I. PURPOSE OF THE PROGRAM


         The purpose of this Program is to assure that retiring salaried executive employees of Delphi Automotive Systems Corporation (hereinafter referred to as the "Corporation") receive an overall level of monthly retirement benefits which are competitive with the benefits provided executives retiring from other major U.S. industrial companies. To achieve this goal, monthly retirement benefits from the tax-qualified Delphi Retirement Program for Salaried Employees (hereinafter referred to as the "Retirement Program") will be supplemental by benefits, if any, provided under the formula of this non-tax-qualified Program.


SECTION II. ADMINISTRATION OF THE PROGRAM

         (a) This Program shall at all times be maintained, considered, and administered as a plan wholly separate and distinct from the Retirement Program, and shall be maintained as an unfunded Program without the intention of complying with the requirements of a qualified plan required under Section 401 of the Internal Revenue Code.




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         SECTION II (b)

         (b) The power to amend this Program shall be vested solely in the Executive Compensation Committee of the Board of Directors of the Corporation.

         (c) The powers of the Executive Compensation Committee shall include, but not limited to, the interpretation, construction, and final determination of any and all disputes and questions that may arise under this Program.

         (d) Any and all decisions of the Executive Compensation Committee as to interpretation or application of this Program shall be final, conclusive and binding upon all parties, including the Corporation, the stockholders, and the participants and beneficiaries of the Program.

         (e) The Executive Compensation Committee shall have the full power to engage and employ such legal, actuarial, auditing, tax, and other such agents, as it shall, in its discretion, deem to be in the best interest of the Corporation, the Program, and its participants and beneficiaries.

         (f) The expenses of administering this Program and the expenses resulting from the payment of any amounts pursuant to Section III(e) hereof shall be borne by the Corporation and shall not be charged against the Program or its participants and beneficiaries.




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SECTION III. EFFECTIVE DATE

         (a) The effective date of the Delphi Supplemental Executive Retirement Program (hereinafter referred to as the "Program") shall be January 1, 1999.

SECTION IV. ELIGIBILITY TO PARTICIPATE IN THE PROGRAM

         (a) Eligibility to participate in the Program shall be limited solely to those executives who are U.S. executives at the date of retirement or death (including U.S. International Service Personnel - ISP-U.S.) who are participating in the Retirement Program and are not discharged, or eligible surviving spouses of such employees or retired employees. Such employees or retired employees must be at work on or after January 1, 1999, and have 10 or more years of credited service as used to determine the Part B Supplementary benefits under the Retirement Program and be contributing to the Retirement Program at the time of retirement or death. In addition, the employee must be at least age 62 at retirement or retired under the Retirement Program provisions as early as age 55 for a (1) disability retirement or (2) in the event of death prior to retirement but eligible for benefits under the Retirement Program provisions for a deceased employee.



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SECTION IV (b)

         (b) An executive who is subject to automatic retirement at age 65 must be approved by the Executive Compensation Committee to be eligible for benefits under this Program for retirement at ages 62-64.

SECTION V. AMOUNT OF BENEFITS UNDER THE REGULAR FORMULA OF THE PROGRAM

         (a) An employee who is eligible to participate in the Program, or the designated beneficiary of such an employee, shall be eligible to receive as a benefit under the Regular formula of this Program an amount equal to: (1) two percent (2%) of average monthly base salary (as defined in the Retirement Program), multiplied by the years of credited service used to determine the Part B Supplementary benefit under the Retirement Program, less (2) the sum of all benefits payable under the Retirement Program prior to reduction for election of any survivor option plus two percent (2%) of the maximum age 65 Primary Social Security benefit payable in a year of retirement multiplied by the employee's years of Part A credited service.

         (b) Any benefits payable under this Program shall be reduced by benefits payable under certain other Delphi benefits programs. The "Special"




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SECTION V (b)

                  benefit provided under the Delphi Health Care Program shall not reduce benefits payable under this Program.

         (c) Any post-retirement increase under the Retirement Program will not serve to reduce any monthly benefit payable under this Program.

         (d) The monthly Social Security offset amount will be the age 65 primary Social Security benefit amount payable in the year the executive retires, regardless of the executive's age at retirement or availability to him/her of Social Security benefit. The Social Security offset amount determined at retirement will not be redetermined for any subsequent Social Security increase.

SECTION VI. ALTERNATIVE FORMULA UNDER THE PROGRAM

         (a) Under the Program, of which this Alternative Formula is a part, an eligible retiring executive is entitled to the greater of the monthly benefit, if any, generated through either (1) the Alternative Formula, as described hereinafter, or (2) the Regular SERP formula.





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SECTION VI (b)

         (b) The executive must have been at work for Delphi on or after January 1, 1999.

         (c) To be eligible, the applying executive must be age 62 or older at time of retirement, death or commencement of disability. No executive will be eligible to grow into Alternative Formula benefits from layoff or any leave of absence, which commenced prior to age 62.

         (d) Until age 70, each of the conditions precedent requirements contained in the Delphi Incentive Program will be applied to the continued eligibility for any benefit provided under the Alternative Formula. Therefore, receipt of the Alternative Formula benefits will cease immediately, and be effective with the month immediately following the date of initial violation, upon determination by Delphi that an Alternative Formula participant (1) did not refrain from all activity which is competitive with the Corporation, of (2) acted in a manner inimical or contrary to the best interest of the Corporation. Any such benefits also may be suspended if the retired executive does not respond to an Annual Questionnaire regarding items (1) and (2).




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SECTION VI (e)

         (e) The effective date of this formula is for retirements with benefits payable commencing on or after January 1, 1999.

         (f) The monthly benefit level provided hereunder will equal 1.5% of average total direct compensation (average monthly base salary plus average monthly incentive compensation), multiplied by years of credited service used to determine the Part B supplementary benefit under the Retirement Program less the sum of (1) all benefits payable under the Retirement Program before reduction for any survivor option, plus (2) 100% of the age 65 primary Social Security benefit payable in the year of retirement, plus (3) any benefits payable under certain other Delphi-provided programs (e.g., Extended Disability Benefits).

         (g) The monthly Social Security offset amount will be the age 65 primary Social Security benefit amount payable in the year the executive retires, regardless of the executive's age at retirement or availability to him/her of Social Security benefit. The Social Security offset amount determined at retirement will not be redetermined for any subsequent Social Security increase.



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SECTION VI (h)

         (h) At age 62 and one month, for those retiring prior to attaining such age under an approved Window Plan to whom the Alternative Formula is extended, the benefit amount payable hereunder would be redetermined, taking into account the lower benefit amount payable under the Retirement Program when the Part A temporary benefit ceases to be payable. The "Special" Medicare benefit payable under the Health Care Program, would not be taken into account in determining any monthly benefit amount payable hereunder.

         (i) Benefits payable under the Alternative Formula to a surviving spouse are detailed in Sections VII and VIII.

SECTION VII. PAYMENT OF BENEFITS

         (a) Payment of benefits, in the monthly amount determined pursuant to Section V of this Program, shall be payable in accordance with all the terms and conditions of payment as specified in the Retirement Program. If payment of benefits under this Program and the payment of benefits under the Retirement Program cannot be effected coincidentally, then benefit payments from this Program shall be effected immediately




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SECTION VII (a)

                  following benefit payments from the Retirement Program, or as soon after such payment as is practicable.

         (b) SERP is a non-qualified plan and, as such, is treated by the IRS as compensation which is subject to FICA tax, as well as Federal, state, and city taxes, where applicable. Based on a review of the IRS Code by the Delphi Tax Staff, it has been determined that Delphi should satisfy a non-window SERP participant's FICA tax liability, as necessary, commencing with the initial SERP payment. The present value of a retiree's lifetime SERP benefits is includable in the retiree's FICA taxable wage base for the year in which the individual retires, even though the individual may forfeit part or all of such benefits because of subsequent death. SERP benefit payments to a retiree in the years subsequent to retirement will not be subject to FICA.

                  The FICA tax treatment of SERP benefits may be different for executives retiring under an early retirement incentive program

SECTION VIII. SURVIVING SPOUSE BENEFITS

                  SERP provides for an election of a lifetime monthly benefit to be paid to a surviving spouse otherwise eligible for surviving spouse benefits under the




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         Retirement Program. Because SERP is a non-qualified plan, the spouse's signature is not required if the employee rejects the SERP surviving spouse option.

SECTION IX. AMOUNT OF SURVIVING SPOUSE BENEFITS

         (a) Any such survivor benefit will be equal to 60% of the reduced monthly SERP amount otherwise payable to the deceased retiree or employee at age 62 years and one month. Any such reduction applicable to the retiree's benefit is 5% if the age of the employee and the age of the spouse are within five years of each other. The 5% is increased by 1/2 percent (1/2 %) for each full year over five years the spouse is younger than the employee. The 5% is reduced by 1/2 percent (1/2 %) for each full year over five years the spouse is older than the employee.

         (b) If the Program eligible retiree has been receiving a Temporary benefit under the Retirement Program which exceeded such Program benefit, then there were no Program benefits payable from which to deduct the above stated cost. At such time when the retiree is first entitled to receive Program benefits (i.e., redetermination of benefits at 62 years and one month), the total accrued cost for the retroactive Program surviving spouse coverage



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SECTION IX (b)

                  will be recovered before the retiree actually receives any monthly Program payment.

SECTION X. AMENDMENT, MODIFICATION, SUSPENSION, OR TERMINATION BY THE
           CORPORATION

         (a) The Corporation reserves the right, by and through the Executive Compensation committee of the Board of Directors, to amend, modify, suspend, or terminate this Program in the future.




































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